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                                                                    EXHIBIT 12.1

                        TOTAL RENAL CARE HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense, amortization of financing costs and the estimated interest component of rental expense on operating leases. In 1995, we changed our fiscal year end to December 31 from May 31.

                                          Seven months
                           Years ended        ended
                             May 31,      December 31,           Years ended December 31,         Nine months ended
                         --------------- --------------- ----------------------------------------   September 30,
                          1994    1995    1994    1995    1995      1996       1997       1998          1999
                         ------- ------- ------- ------- ------- ---------- ---------- ---------- -----------------
                                                                 (restated) (restated) (restated)    (restated)
                                                   (in thousands, except for ratio data)
Income before income
 taxes, minority
 interest, extraordinary
 items and cumulative
 effect of a change in
 accounting principle .. $18,753 $24,323 $14,174 $26,436 $39,685  $58,141     $85,680    $55,804       $16,996
Minority interest.......   1,046   1,593     878   1,784   2,544    3,578       4,502      7,163        (6,425)
                         ------- ------- ------- ------- -------  -------    --------   --------       -------
                          17,707  22,730  13,296  24,652  37,141   54,563      81,178     48,641        10,571
                         ------- ------- ------- ------- -------  -------    --------   --------       -------
Fixed Charges:
Interest expense and
 amortization of debt
 issuance costs and
 discounts on all
 indebtedness...........   1,575   9,087   4,676   8,007  13,375   14,075      30,289     82,627        75,999
Interest portion of
 rental expense.........   1,926   2,475   1,438   1,950   3,347    5,301       8,196     12,992        12,379
                         ------- ------- ------- ------- -------  -------    --------   --------       -------
Total fixed charges.....   3,501  11,562   6,114   9,957  16,722   19,376      38,485     95,619        88,378
                         ------- ------- ------- ------- -------  -------    --------   --------       -------
Earnings before income
 taxes, extraordinary
 items, cumulative
 effect of a change in
 accounting principle
 and fixed charges...... $21,208 $34,292 $19,410 $34,609 $53,863  $73,939    $119,663   $144,260       $98,949
                         ======= ======= ======= ======= =======  =======    ========   ========       =======
Ratio of earnings to
 fixed charges..........    6.06    2.97    3.17    3.48    3.22     3.82        3.11       1.51          1.12
                         ======= ======= ======= ======= =======  =======    ========   ========       =======
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